Exhibit 99.1

Quantum Materials Corp Moves Quantum Dot Labs to STAR Park, San Marcos, TX

PRNewswire/San Marcos, TX / May 14, 2013/ Quantum Materials Corporation (OTCQB:QTMM) has chosen to relocate its tetrapod quantum dot laboratories to San Marcos, Texas to take advantage of facilities at STAR Park (Science, Technology and Academic Research Park). STAR Park is a non-profit incubator with roots from nearby Texas State University, the fifth largest university in Texas and one of eight Texas Emerging Research Universities. The City of San Marcos, considered within the metropolitan area of Austin, known as the “Silicon Hills,” is so named for its proximity to technology related academic research, leading high-tech corporations and entrepreneurial start-ups.

Quantum Materials Corporation sees synergy with Texas State’s Advanced Functional Materials Laboratory’s interdisciplinary focus on nanoparticles and polymer nanocomposites.  Mr. Stephen Squires, Quantum Materials' President commented, “We find a unique combination of expertise in Texas State’s nanotech programs, STAR Park’s outstanding new facilities featuring state of the art equipment, and especially the opportunities for collaborative research that emphasize commercialization. We are excited to contribute to STAR Park’s attractiveness to innovative nanotech startups by invigorating the quantum dot and nanomaterials markets.”

The Material Science, Engineering and Commercialization Doctoral Program  (http://www.msec.txstate.edu/ ) exemplifies Texas State’s powerful commitment to advancing nanotechnology “Research with Relevance” and parallels Quantum Materials' own strategy to convert advanced quantum dot research into successful products. Texas State is creating a team environment for innovation by attracting internationally renowned faculty, encouraging cross-pollination across different scientific disciplines, and supporting STAR Park’s growth environment.

“Quantum Materials is a great example of the kind of collaborative effort Texas State University is interested in creating through STAR Park. The firm will have access to experienced faculty and specialized facilities that will support joint R&D efforts. Texas State students will be engaged with technology commercialization through internships and work opportunities,” said Steve Frayser, Executive Director of STAR Park.

Quantum Materials considered many alternatives prior to selecting their San Marcos location. The Greater San Marcos Partnership worked closely with Texas State University and the Governor’s Office of Economic Development to secure Quantum Materials Corp.

“The Greater San Marcos Partnership is very pleased with Quantum Materials' decision to locate their tetrapod quantum dot development laboratories in San Marcos at Texas State University’s STAR Park. They represent an expansion of the nanomaterials industry in our region with the potential for additional firms to locate here in the future creating new job opportunities. We look forward to continuing to work with Quantum Materials and help them to see tremendous growth and success,” stated GSMP Chairman, Will Conley.

MarketsandMarkets 2012 Quantum Dot Global Forecast predicts total QD sales of $7.48 Billion by 2022 in a wide range of QD applications.  Quantum Materials believes that its provision of an accessible supply of quantum dots enables potential partners to now strategically develop  commercially viable quantum dot products.

About Quantum Materials Corporation, Inc. and Solterra Renewable Technologies, Inc.

QUANTUM MATERIALS CORPORATION, INC has a steadfast vision that advanced technology is the solution to global issues related to cost, efficiency and increasing energy usage. Quantum dot semiconductors enable a new level of performance in a wide array of established consumer and industrial products, including low power lighting and displays and biomedical diagnostic applications. QMC’s volume manufacturing methods enables cost reductions moving laboratory discovery to commercialization. (http://www.qmcdots.com)

SOLTERRA RENEWABLE TECHNOLOGIES, INC is a QMC wholly owned subsidiary developing flexible thin-film quantum dot solar cells. (http://solterrarenewable.com)

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report and in reports subsequently filed by us with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at http://www.sec.gov/ or from our website. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

Contact:
Art Lamstein
Quantum Materials Corporation
artlamstein@QMCdots.com